News Release
HEALTHCARE REALTY TRUST NAMES PETER A. SCOTT PRESIDENT AND CHIEF EXECUTIVE OFFICER

NASHVILLE, Tennessee, April 7, 2025 - Healthcare Realty Trust Incorporated (NYSE:HR) (“Healthcare Realty” or the “Company”) today announced that its Board of Directors (“Board”) has unanimously appointed Peter A. Scott to be the Company’s President and Chief Executive Officer following an extensive and rigorous search process. He will be based at the Company’s Nashville headquarters and assume his new role on April 15, 2025. Mr. Scott is expected to be added to the Board following the Company’s 2025 annual meeting of stockholders.

Since 2017, Mr. Scott served as Chief Financial Officer of Healthpeak Properties, Inc., an S&P 500 company with approximately $25 billion of assets that primarily owns and develops healthcare real estate for outpatient medical and life science tenants. Before joining Healthpeak, he was a Managing Director in the Real Estate Investment Banking Group at Barclays.

Connie Moore, who has served as Interim President and CEO of the Company since November 2024, will transition out of that role and continue to serve on the Board.

Director Glenn Rufrano, chair of the Board’s CEO search committee, said, “Pete has a proven track record of leadership and success throughout his career, first as a real estate investment banker and then as the CFO of a well-regarded healthcare REIT focused on outpatient medical properties. With deep experience and strong relationships with health systems and investors in our industry, and a thorough understanding of the drivers of our business, we are confident that he is best placed to build further on Healthcare Realty’s strong foundation and lead the Company into its next chapter of growth.”

Commenting on his appointment, Mr. Scott said, “I am honored to have been chosen to lead Healthcare Realty and excited to get started. The Company has a premier outpatient medical real estate platform with superior scale, growth and demographics, leading leasing performance, and favorable secular trends. I look forward to working with the team to further accelerate momentum and to deliver value to all our stakeholders.”
Thomas N. Bohjalian, Independent Chair of the Board, said, “Pete is a veteran decision maker regarding matters of corporate strategy and capital allocation and is well prepared to take on this role. I also want to thank Connie for her service as Interim President and CEO and for seamlessly leading the Company during this management transition. We look forward to her continued insight and guidance as a member of the Board of Directors.”

Ferguson Partners assisted the Board of Directors in the CEO search process.

Peter A. Scott Biographical Information

Mr. Scott has been Chief Financial Officer of Healthpeak Properties, Inc. since February 2017. While at Healthpeak, he was instrumental in completing:
•a $5 billion strategic merger with Physicians Realty Trust, creating an outpatient medical real estate platform consisting of 40 million square feet, and achieving $50 million of year-one synergies, exceeding initial forecast by $10 million;
•the substantial restructuring of the platform through approximately $12 billion of non-core asset sales with $9 billion re-invested into acquisitions focused on the outpatient medical and lab business segments; and
•a significant improvement in the balance sheet by reducing net debt to EBITDA approximately two turns resulting in upgrades from the three major credit rating agencies.

Prior to joining Healthpeak, he served as a Managing Director in the Real Estate Investment Banking Group at Barclays, a financial services firm listed on the London Stock Exchange, from 2014 to 2017. While at Barclays, Mr. Scott advised Healthpeak (then HCP) on its $4 billion spin-off of Quality Care Properties including $1.85 billion of debt financing. Mr. Scott's experience also includes various positions of increasing responsibility at the financial services firms Credit Suisse from 2011 to 2014, Barclays from 2008 to 2011 and Lehman Brothers from 2002 to 2008. He received a Bachelor of Science from the Wharton School at the University of Pennsylvania.

About Healthcare Realty

Healthcare Realty is a real estate investment trust (REIT) that owns and operates medical outpatient buildings primarily located around market-leading hospital campuses. The Company selectively grows its portfolio through property acquisition and development. As the first and largest REIT to specialize in medical outpatient buildings, Healthcare Realty’s portfolio includes over 650 properties totaling over 38 million square feet concentrated in 15 growth markets. Additional information regarding the Company can be found at www.healthcarerealty.com.

Media Contacts:
Charlie Koons / Craig Singer
Brunswick Group
P: 212.333.3810

Investor Contact:
Ron Hubbard
Vice President, Investor Relations
P: 615.269.8290

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the Company. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially and in adverse ways from those expressed or implied by such forward-looking statements. Additional information concerning the Company and its business, including additional factors that could materially and adversely affect the Company’s financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in the Company’s 2024 Annual Report on Form 10-K and in its other filings with the SEC.